Exhibit 21.1
Subsidiaries of the Registrant
Auriga Laboratories, Inc., a Delaware corporation (private)
Auriga Pharmaceuticals, LLC, a Delaware limited liability company (private)
Auriga Operations, Inc., a Delaware corporation (private)